EXHIBIT 99
DEARBORN BANCORP ANNOUNCES FIVE PERCENT STOCK DIVIDEND
     Dearborn, Michigan, May 16, 2006 ... Dearborn Bancorp, Inc. (Nasdaq: DEAR), the holding company for Community Bank of Dearborn, has declared a stock dividend of one share of its common, non-assessable stock for each 20 shares owned by each stockholder of record as of the close of business June 2, 2006. The stock dividend will be distributed on June 16, 2006.
     If a stockholder is entitled to a fractional share, the fractional share will not be given and no cash payment will be made in lieu of the fractional share.
     John E. Demmer, Chairman of the Board, announced the stock dividend and said, “We are happy to present our shareholders with this eleventh consecutive semi-annual stock dividend. It is a reflection of our asset growth and increased earnings.”
     Dearborn Bancorp, Inc. is a registered bank holding company whose subsidiary Community Bank of Dearborn has twelve offices in Southeast Michigan within Wayne, Oakland, Macomb and Washtenaw Counties. Dearborn Bancorp, Inc. common stock trades on the Nasdaq National Market under the symbol DEAR.